EXHIBIT 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO
(972) 401-0090

Release #05-09

CARBO CERAMICS INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT, CASH DIVIDEND INCREASE

Irving, Texas (July 19, 2005) — CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants and provider of diagnostic services for the hydraulic fracturing of natural gas and oil wells, announced today that its Board of Directors has declared a quarterly cash dividend and approved a three-for-two stock split of the company’s common shares.

The company’s Board of Directors has approved the payment of a cash dividend on August 15, 2005 of $.15 per share to shareholders of record on July 29, 2005. The cash dividend will be paid on pre-split shares and represents a 25% increase over the prior quarterly dividend.

The stock split will be effected by issuing one additional share of common stock for every two shares of common stock held on the record date of August 5, 2005. The additional shares will be distributed on August 19, 2005. As of July 18, 2005, the company had approximately 16.0 million shares of common stock outstanding. Upon completion of the split, the number of shares of common stock outstanding will increase to approximately 24.0 million. The additional shares will be mailed or delivered on or about August 19, 2005 by the company’s transfer agent, Mellon Shareholder Services L.L.C. Fractional share amounts resulting from the split will be paid to shareholders in cash.

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics said, “We believe that the stock split will make CARBO Ceramics Inc. stock more attractive to a broader range of investors. We also expect the global oil and gas industry’s increasing need to improve production and recovery rates to provide significant growth potential for our products and services. We are pleased to be able to increase the cash dividend to our shareholders, while maintaining our capital expenditure program to build new manufacturing capacity around the world.”

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

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